EXHIBIT 99

FOR IMMEDIATE RELEASE CONTACT: CONWAY G. IVY SENIOR VICE PRESIDENT, CORPORATE PLANNING AND DEVELOPMENT 216-566-2102

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W.,
Cleveland, Ohio 44115 — (216) 566-2140

CLEVELAND, Ohio – April 14, 2005 – The Sherwin-Williams Company (NYSE: SHW) is announcing its preliminary results for the first quarter of 2005 and updating its sales and earnings expectations for the full year.

     Consolidated net sales for the quarter increased $219.0 million, or 16.6%, over the first quarter of 2004. Diluted net income per common share in the quarter increased 65.7% to $.58 per share from $.35 per share in the first quarter of 2004. The Company last announced its first quarter sales and earnings expectations on February 3, 2005 when it estimated that net sales would increase in the low double digits and diluted net income per common share would be in the range of $.48 to $.53 per share.

     The net sales gain in the quarter was due primarily to strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers as well as improved industrial maintenance and product finishes sales in the Paint Stores Segment. Included in the consolidated net sales increase were four acquisitions completed since the first quarter of 2004, including Duron, Inc. and Paint Sundry Brands Corporation acquired in September 2004. These four acquisitions added $120.9 million, or 9.2%, to net sales in the quarter.

     On a preliminary basis, gross profit as a percent to net sales declined to 42.9% in the quarter from 43.3% in the first quarter 2004 due primarily to raw material cost increases partially offset by price increases and better factory utilization resulting from higher volume. Selling, General and Administrative expenses as a percent to net sales declined to 35.2% versus 36.7% in the first quarter 2004 due primarily to increased sales and tight expense control. Gross profit less SG&A expenses increased 36.9% over first quarter 2004 and as a percent to net sales increased to 7.7% in the quarter from 6.6% last year. Net income increased 61.8% versus 2004 and as a percent to net sales increased to 5.4% in the quarter from 3.9% in the first quarter 2004 due primarily to improved operations and a lower effective tax rate resulting from favorable tax rulings. The increase in diluted net income per common share of $.23 in the quarter resulted from approximately $.10 per share due to improved operating performance, $.04 per share due to acquisitions and $.09 per share due to the lower effective tax rate.

     For the full year 2005, the Company expects the percentage increase in consolidated net sales will be in the low-to-mid-teens over 2004. With annual net sales at that level, diluted net income per common share for 2005 is expected to be in the range of $3.10 to $3.20 per share compared to $2.72 per share earned in 2004. In the previous projection, the Company estimated that diluted net income per common share for the year 2005 would be in the range of $3.00 to $3.10 per share. For the full year 2005, the Company expects that the annual effective tax rate will be slightly lower than the annual rate recognized in 2004 and expects that the recent acquisitions will contribute to diluted net income per common share.

     The Company will announce its full financial results for the first quarter ended March 31, 2005 on Thursday, April 21, 2005.

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.